Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 29, 2009	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2009.

The Company’s revenues fell 6.4% to $59,814,000 compared with $63,929,000 for the third quarter of 2008.  Gaming revenues were down 5.8% while other operating revenues were down 13.3%.

Gaming expenses were higher from significantly increased gaming taxes and fees that became effective at the end of May of 2009.  The impact of these tax increases was approximately $3.6 million or $.07 per diluted share for the third quarter of 2009.

Occupancy levels in the 500 room Dover Downs Hotel were approximately 95% for the third quarter of 2009, but cash room sales were lower than the comparable quarter last year. Margins for all other revenues improved during the quarter.

The Company had previously completed architectural and engineering work related to a Phase 7 casino expansion that would have included, among other things, a new sports book facility and a parking garage.  Given the recent US Court of Appeals for the Third Circuit decision to limit the extent of sports wagering in Delaware and the higher gaming tax rates that were recently legislated, the Company has decided not to proceed with this project.  As a result, $2,177,000 of previously capitalized costs related to this project were written off during the quarter.

Interest expense decreased $406,000 during the quarter, primarily from lower average borrowings and lower interest rates.

Excluding the impact of the non-cash impairment charge, net earnings were $2,523,000, or $.08 per diluted share, compared with $4,996,000, or $.16 per diluted share for the third quarter of 2008.

Including the impairment charge, net earnings were $1,231,000, or $.04 per diluted share.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “Thanks to the high quality amenities we’ve assembled in recent years, our revenues held up fairly well considering the current operating environment.  Our task will now be to continue to strive for growth and margin improvements”.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on December 10, 2009 to shareholders of record at the close of business on November 10, 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, multi-player electronic table games and a new Race and Sports Book; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Gaming (1)	$55,172	$58,576	$163,385	$169,219
Other operating (2)	4,642	5,353	14,039	14,470
	59,814	63,929	177,424	183,689
Expenses:
Gaming	46,815	45,733	132,431	129,587
Other operating	3,613	4,281	10,864	11,762
General and administrative	1,679	1,572	5,187	4,932
Impairment charge	2,177	—	2,177	—
Depreciation	2,898	2,885	8,919	7,745
	57,182	54,471	159,578	154,026

Operating earnings	2,632	9,458	17,846	29,663

Interest expense	569	975	1,834	2,541

Earnings before income taxes	2,063	8,483	16,012	27,122

Income taxes	832	3,487	6,550	11,107

Net earnings	$1,231	$4,996	$9,462	$16,015

Net earnings per common share:
- Basic	$0.04	$0.16	$0.30	$0.50
- Diluted	$0.04	$0.16	$0.30	$0.50

Weighted average shares outstanding:
- Basic	31,496	31,443	31,491	31,434
- Diluted	31,496	31,516	31,491	31,556

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)          Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP earnings before income tax expense	$2,063	$8,483	$16,012	$27,122

Non-cash impairment charges (1)	2,177	—	2,177	—

Adjusted earnings before income tax expense	$4,240	$8,483	$18,189	$27,122

GAAP net earnings	$1,231	$4,996	$9,462	$16,015

Non-cash impairment charges, net of income taxes (1)	1,292	—	1,292	—

Adjusted net earnings	$2,523	$4,996	$10,754	$16,015

GAAP net earnings per common share - diluted	$0.04	$0.16	$0.30	$0.50

Non-cash impairment charges, net of income taxes (1)	0.04	—	0.04	—

Adjusted net earnings per common share - diluted	$0.08	$0.16	$0.34	$0.50

(1)          We had previously completed architectural and engineering work related to a Phase 7 casino expansion that would have included, among other things, a new sports book facility and a parking garage.  Given the recent court decision to limit the extent of sports wagering and the higher gaming tax rates that were recently legislated, we decided not to proceed with this project.  As a result, $2,177,000 of previously capitalized costs were written off during the quarter.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash	$17,526	$17,889
Accounts receivable	2,682	2,661
Due from State of Delaware	12,479	10,870
Inventories	2,258	2,025
Prepaid expenses and other	2,918	2,029
Receivable from Dover Motorsports, Inc.	35	—
Prepaid income taxes	807	—
Deferred income taxes	1,217	1,317
Total current assets	39,922	36,791

Property and equipment, net	195,445	203,522
Other assets	893	1,019
Total assets	$236,260	$241,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,623	$4,679
Purses due horsemen	11,283	9,395
Accrued liabilities	6,392	7,419
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	—	619
Deferred revenue	376	212
Total current liabilities	21,674	22,335

Revolving line of credit	98,075	108,325
Liability for pension benefits	6,322	6,099
Other liabilities	200	—
Deferred income taxes	3,730	3,488
Total liabilities	130,001	140,247

Stockholders’ equity:
Common stock	1,546	1,521
Class A common stock	1,660	1,660
Additional paid-in capital	1,426	933
Retained earnings	103,914	99,263
Accumulated other comprehensive loss	(2,287)	(2,292)
Total stockholders’ equity	106,259	101,085
Total liabilities and stockholders’ equity	$236,260	$241,332

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Operating activities:
Net earnings	$9,462	$16,015
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	8,919	7,745
Amortization of credit facility origination fees	28	30
Stock-based compensation	714	762
Deferred income taxes	70	(156)
Impairment charge	2,177	—
Changes in assets and liabilities:
Accounts receivable	(21)	1,393
Due from State of Delaware	(1,609)	(2,026)
Inventories	(233)	(284)
Prepaid expenses and other	(746)	(1,446)
Receivable from/payable to Dover Motorsports, Inc.	(46)	(11)
Prepaid income taxes/income taxes payable	(1,294)	(291)
Accounts payable	48	464
Purses due horsemen	1,888	1,737
Accrued liabilities	(1,027)	(1,756)
Deferred revenue	164	282
Other liabilities	388	71
Net cash provided by operating activities	18,882	22,529

Investing activities:
Capital expenditures	(4,123)	(36,377)
Proceeds from the sale of available-for-sale securities	102	—
Purchase of available-for-sale securities	(104)	(100)
Net cash used in investing activities	(4,125)	(36,477)

Financing activities:
Borrowings from revolving line of credit	120,675	145,900
Repayments of revolving line of credit	(130,925)	(130,250)
Dividends paid	(4,811)	(4,769)
Repurchase of common stock	(59)	(1,040)
Proceeds from stock options exercised	—	366
Excess tax benefit on stock awards	—	25
Net cash (used in) provided by financing activities	(15,120)	10,232

Net decrease in cash	(363)	(3,716)
Cash, beginning of period	17,889	22,456
Cash, end of period	$17,526	$18,740